                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

           Information Statement Pursuant To Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                           BIOCIRCUITS CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                               09058W 10 1
                     ----------------------------------
                              (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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CUSIP No. 09058W 10 1              13G               Page 2 of 4 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

     Hans O. Ribi
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                    (b) / /
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------

   Number of          (5) SOLE VOTING POWER
    Shares
  Beneficially            108,901 (includes 2,228 shares upon exercise of
  Owned by Each           warrant and conversion of preferred stock)
   Reporting       ------------------------------------------------------------
  Person With         (6) SHARED VOTING POWER

                          2,500 (options held by spouse, exercisable within
                          60 days of 12/31/96)
                   ------------------------------------------------------------
                      (7) SOLE DISPOSITIVE POWER

                          108,901
                   ------------------------------------------------------------
                      (8) SHARED DISPOSITIVE POWER

                          2,500
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     111,401
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!



                             Page 2 of 4 Pages
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ITEM 1.

     (a). NAME OF ISSUER

          Biocircuits Corporation
-------------------------------------------------------------------------------
     (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1324 Chesapeake Terrace
          Sunnyvale, CA 94089
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ITEM 2.

     (a). NAME OF PERSON FILING

          Hans O. Ribi
-------------------------------------------------------------------------------
     (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          1324 Chesapeake Terrace
          Sunnyvale, CA 94089
-------------------------------------------------------------------------------
     (c). CITIZENSHIP

          United States
-------------------------------------------------------------------------------
     (d). TITLE OF CLASS OF SECURITIES

          Common Stock
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     (e). CUSIP NUMBER

          09058W 10 1
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
 CHECK WHETHER THE PERSON FILING IS A

     Not Applicable
-------------------------------------------------------------------------------
ITEM 4. OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a) Amount Beneficially Owned:

         109,173 (includes 2,500 options held by spouse, exercisable within 60 days of 12/31/96 and 2,228 shares upon exercise of warrant and conversion of preferred stock)
  ---------------------------------------------------------------------------
     (b) Percent of Class:

         1%
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                             Page 3 of 4 Pages
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   (c)   Number of shares as to which such person has:

         disposition of: 108,901

       (i)   sole power to vote or to direct the vote:                108,901
      (ii)   shared power to vote or to direct the vote:              2,500
     (iii)   sole power to dispose or to direct the disposition of:   108,901
      (iv)   shared power to dispose or to direct the disposition of: 2,500

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 13, 1997
                                    ---------------------------------
                                    Date

                                      /s/ Hans O. Ribi
                                    ---------------------------------
                                    Signature

                                      Hans O. Ribi
                                    ---------------------------------
                                    Name/Title



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